UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):               March 13, 2006

MAUI LAND & PINEAPPLE COMPANY, INC.

(Exact name of registrant as specified in its charter)

HAWAII	1-6510	99-0107542
(State or other jurisdiction of	(Commission	File Number)
incorporation or organization)	(I.R.S. Employer	Identification No.)

120 Kane Street, P. O. Box 187, Kahului, Maui, Hawaii		96733-6687
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:               (808) 877-3351

NONE

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 14, 2006, Maui Land & Pineapple Company, Inc. (the “Company”) entered into an agreement to sell 190 acres of Upcountry Maui land and improvements thereon to David C. Cole, Chairman, President and Chief Executive Officer, for $4.9 million.  The agreement was structured in compliance with the Company’s policy for related party real estate sales.  Such policy requires two independent appraisals of the property value, allows for a 3% discount to the sales price in lieu of brokers commissions, and requires review and approval of the sales price by the Audit Committee of the Board of Directors.  The $4.9 million sales price represents a 3% discount from the average of the independent appraisals received by the Company, and the entire amount is payable in cash to the Company at the time of the closing.  Subdivision of the land parcel is a condition precedent to the closing of the sale.  The Company estimates that the closing will occur in 2007.  Prior to the closing of the sale, the Company will lease the 3,500 square foot dwelling that is located on the property to Mr. Cole for $1,500 per month, which amount is at fair market value based on an estimate by a third party realtor.  The property had previously been earmarked for sale in 2004 as part of the real estate that had been designated non-core to the Company’s ongoing operations.

Subsequent to the closing of the sale, if portions of the acreage sold to Mr. Cole remain in pineapple cultivation, the Company will lease back such acreage for $100 per year until the harvest of the current crop is completed. The lease back period, if any, is expected to be for not more than one year.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)                                  On March 13, 2006, the Board of Directors of the Company approved the appointed of Robert I. Webber as Senior Vice President/Corporate Development & Chief Financial Officer, the Company’s principal financial officer, effective as of April 24, 2006. Mr. Webber has served as President of Dyntek, Inc., a provider of technology services based in Irvine, California, since June 2005; and as Chief Financial Officer and Director from July 2004. He was the General Manager of Spectrus, Inc., (formerly known as FOR1031) a privately held commercial real estate development and services company in Irvine, California from October 2003 to June 2004. Mr. Webber served as Chairman and Chief Financial Officer of MindArrow Systems, Inc., a communications and technology company in Aliso Viejo, California from July 2002 to June 2004; and President and Chief Executive Officer from June 2000 to September 2003.

The material terms of the employment offer letter accepted by Mr. Webber include an annual first year salary of $300,000 with a $50,000 sign on bonus and a $50,000 guaranteed first year incentive payment after one year of employment. His annual salary for year two will be $350,000 with any annual incentive pay to be negotiated. Subject to shareholder approval of the Company’s 2006 Equity and Incentive Award Plan at the May 2006 annual meeting of shareholders, Mr. Webber will be granted options to purchase

25,000 shares of common stock (at the closing market price of MLP on May 8, 2006) that will vest at 20% per year over a 5-year period, and 25,000 shares of restricted stock that will vest over a 5-year period based upon performance metrics that will be annually determined by the Compensation Committee of the Board. If terminated from employment for any reason other than “cause,” Mr. Webber will receive one year of base salary as separation pay and the vesting of all stock options (but not unvested restricted stock) will be accelerated. In addition, Mr. Webber will be eligible to participate in all Company benefit programs and will be entitled to up to $36,000 annually as a supplemental cash payment. To assist Mr. Webber in his relocation efforts, the Company will cover the cost for temporary housing and auto rental in April and May; expenses for up to two round trips related to his family’s planned visits to Maui in May and June; and one way airfare for relocation of Mr. Webber and his family.

On March 13, 2006, the Board appointed Fred W. Rickert, as Vice President/Finance & Treasurer, effective as of April 24, 2006. Mr. Rickert has served as Vice President/Chief Financial Officer (principal financial officer) of the Company since September 2004. Mr. Rickert was acting Chief Financial Officer of the Company from July 2004 to September 2004; and Vice President/Finance of the Company’s wholly-owned subsidiary, Maui Pineapple Company, Ltd. from April 2004 to July 2004. From 1996 to April 2004, Mr. Rickert served as Chief Financial Officer of the Port of Oakland, a municipal corporation with operations in the Oakland International Airport, maritime operations, and commercial real estate development.

(d)                                 On March 13, 2006, the Company’s Board of Directors appointed Warren H. Haruki as a Class Three director of the Company to fill a vacancy on the Board of Directors left by the resignation of Richard H. Cameron in May 2005. Mr. Haruki has served as President and Chief Executive Officer of Grove Farm Company, Inc., a private land development company located on Kauai, Hawaii since January 2005, and has been a Trustee of Parker Ranch Foundation since March 2004. He was President of GTE Hawaiian Tel and Verizon Hawaii, communications providers, from December 1991 to November 2003.

The appointment is effective as of March 13, 2006 and as a Class Three director, Mr. Haruki’s term will expire in 2008. The Board of Directors of the Company has determined that Mr. Haruki is not independent under the rules of the American Stock Exchange, and therefore does not expect to appoint Mr. Haruki to any of the committees of the Board of Directors.

Upon appointment to the Board, Mr. Haruki was granted 2,250 shares of restricted stock under the Company’s 2003 Stock and Incentive Compensation Plan. The stock will vest at a rate of 250 shares at the end of every quarter over the current term of his directorship. Based on the closing price of the Company’s stock on March 13, 2006, the grant date fair value of these restricted shares was $84,195.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAUI LAND & PINEAPPLE COMPANY, INC.

	March 17, 2006	/s/ FRED W. RICKERT
Date		Fred W. Rickert
Vice President/Chief Financial Officer
(Principal Financial Officer)